Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between INCYTE CORPORATION, a Delaware corporation (the “Company”), and William J. Meury (the “Executive”), dated as of the 26th day of June, 2025 (the “Start Date”).

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control and an event of Change in Control Good Reason that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other comparable corporations. In addition, as an inducement to the agreement by Executive to be employed by the Company prior to a Change in Control on an “at will” basis, the Company desires to provide Executive with certain benefits upon termination of Executive’s employment under certain circumstances as set forth herein.

In order to accomplish these objectives, the Board has caused the Company to enter into that certain offer letter between the Company and the Executive, dated June 23, 2025 (the “Offer Letter”) and this Agreement in furtherance of the same objectives and to provide additional incentives for the Executive to remain employed by the Company.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

SECTION 1.         DEFINITIONS.

(a)            “Annual Base Salary” shall mean the highest rate of annual base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Change in Control or, in the case of termination other than on account of a Change in Control, the Date of Termination occurs.

(b)            “Business Unit” shall mean a Subsidiary or a business division of the Company or Subsidiary in which the Executive is primarily employed.

(c)            “Cause” shall mean, during the Change in Control Employment Period:

(i)            The material and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness or impairment), after a written demand for substantial performance is delivered to the Executive by the Board of the Company which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

(ii)           The willful engaging by the Executive in illegal conduct, gross misconduct or dishonesty which is materially and demonstrably injurious to the Company; or

(iii)          Unauthorized and prejudicial disclosure or misuse of the Company’s secret, confidential or proprietary information, knowledge or data relating to the Company or its affiliates.

Notwithstanding the foregoing, “Cause” during the Change in Control Employment Period shall not include any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

“Cause” shall mean, during the Employment Period:

(i)            The material and continued failure of the Executive to perform the Executive’s duties with the Company or one of its affiliates, other than any such failure resulting from incapacity due to Disability, which incapacity has been recognized as such by the Board, after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has materially failed to perform the Executive’s duties; or

(ii)           The engaging by the Executive in illegal conduct, gross misconduct or dishonesty which is injurious to the Company; or

(iii)          Unauthorized disclosure or misuse of the Company’s secret, confidential or proprietary information, knowledge or data relating to the Company or its affiliates; or

(iv)          A material breach by the Executive of Section 7 of this Agreement which, if curable (as reasonably determined by the Board), the Executive has failed to remedy after the Board has given the Executive written notice of, and a reasonable opportunity to cure, such breach.

Notwithstanding the foregoing, “Cause” during the Employment Period shall not include any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the members of the Board then in office excluding, for this purpose, the Executive, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii), or (iv) above, and specifying the particulars thereof in detail.

(d)           “Change in Control” shall mean the occurrence of any of the following events:

(i)            A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)            Had been directors of the Company 24 months prior to such change; or

(B)            Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination;

(ii)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company;

(iii)           The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company;

(iv)          There is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company to a Subsidiary or to an entity, the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(v)           The sale, transfer or other disposition of a substantial portion of the stock or assets of the Company or a Business Unit or a similar transaction as the Board, in each case, in its sole discretion, may determine to be a Change in Control.

The term “Change in Control” shall not include a transaction, the sole purpose of which is to change the state of the Company’s incorporation or the initial public offering of the stock of a Business Unit.

(e)           “Change in Control Employment Period” shall mean the 24-month period following the occurrence of a Change in Control.

(f)            “Change in Control Good Reason” shall mean:

(i)            The assignment to Executive of any duties inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to a Change in Control or any other action by the Company that results in a diminishment in such position, authority, duties or responsibilities; or

(ii)            (A) Except as required by law, the failure by the Company to continue to provide to Executive benefits substantially equivalent or more beneficial (including in terms of the amount of benefits provided and the level of participation of Executive relative to other participants), in the aggregate, to those enjoyed by Executive under the Company’s employee benefit plans (including, without limitation, any pension, deferred compensation, split-dollar life insurance, supplemental retirement, retirement or savings plan(s) or program(s)) and Welfare Benefits in which Executive was eligible to participate immediately prior to the Change in Control; or (B) the taking of any action by the Company that would, directly or indirectly, materially reduce or deprive Executive of any other benefit, perquisite or privilege enjoyed by Executive immediately prior to the Change in Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(iii)          The Company’s requiring the Executive to be based at any office or location more than 35 miles from the office or location where the Executive is based immediately prior to the Change in Control; or

(iv)          Any reduction in the Executive’s Base Salary or Target Bonus opportunity; or

(v)           A material breach by the Company of Sections 2, 3 or 4 of the Offer Letter or this Agreement.

(g)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)           “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or impairment which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(i)            “Employment Period” means the period the Executive is employed by the Company prior to the Change in Control Employment Period and the period the Executive is employed by the Company after the end of a Change in Control Employment Period.

(j)            “Good Reason” shall mean:

(i)            The assignment to Executive of any duties substantially and materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect prior to the Date of Termination or any other action by the Company that results in a substantial and material diminishment in such position, authority, duties or responsibilities; or

(ii)           Any material reduction in the Executive’s Base Salary, Target Bonus opportunity or Welfare Benefits, unless such reductions are made proportionally for all executives of the Company at the same time; or

(iii)          A material breach by the Company of this Agreement or of Sections 2, 3 or 4 of the Offer Letter.

(k)            “Performance Shares” shall mean awards under the Company’s 2024 Inducement Stock Incentive Plan, the Company’s Amended and Restated 2010 Stock Incentive Plan or any other stock-based incentive plan (the “Stock Plans”), which entitle Executive to receive shares of common stock of the Company upon achievement of certain performance goals set forth in the applicable award agreements.

(l)            “Retirement” shall mean the Executive’s voluntary termination of employment with the Company after December 31, 2035 (or such later date after December 31, 2035 as shall have been mutually agreed upon by Executive and the Company through amendment of this Agreement) and after having provided the Company with two (2) years advanced written notice of such intent to retire, provided that he has remained in continuous employment with the Company through such date.

(m)           “RSUs” shall mean the restricted stock units which entitle Executive to receive shares of common stock of the Company, as described in the Offer Letter, or, as the case may be, other restricted stock units awarded under the Company’s Stock Plans, which entitle Executive to receive shares of common stock of the Company.

(n)           “Subsidiary” shall mean any other entity, whether incorporated or unincorporated, in which the Company or any one or more of its Subsidiaries directly owns or controls (i) 50% or more of the securities or other ownership interests, including profits, equity or beneficial interests, or (ii) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar function with respect to such other entity that is not a corporation.

(o)           “Target Bonus” shall mean the Executive’s target bonus under the Company’s annual bonus program, or any comparable bonus under any predecessor or successor plan for the year prior to the year in which the Change in Control or, in the case of a termination other than on account of a Change in Control, the Date of Termination occurs.

(p)           “Welfare Benefits” shall mean welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, and group life plans and programs) (i) in effect for the Executive at any time during the 120-day period immediately preceding (A) the Change in Control or (B) the Date of Termination (as defined below) or (ii) which are provided at any time after the Change in Control to peer executives of the Company and its affiliated companies, whichever of (i)(A), (i)(B) or (ii) provides, in the aggregate, the most favorable benefit to the Executive.

SECTION 2.         TERMINATION OF EMPLOYMENT.

(a)            Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period or Change in Control Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period or Change in Control Employment Period, it may give to the Executive written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

(b)            Cause. The Company may terminate the Executive’s employment for Cause during the Employment Period or Change in Control Employment Period.

(c)            Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason during the Employment Period.

(d)            Change in Control Good Reason. The Executive’s employment may be terminated by the Executive for Change in Control Good Reason during the Change in Control Employment Period. For purposes of this Section 2(d), any good faith determination of “Change in Control Good Reason” made by the Executive shall be conclusive. The termination of the Executive’s employment with the Company prior to, but in anticipation of or in connection with, a Change in Control shall be deemed to be a termination by the Executive for Change in Control Good Reason during the Change in Control Employment Period if the Board so determines in its good faith judgment.

(e)            Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason during the Employment Period or for Change in Control Good Reason during the Change in Control Employment Period, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice or such later date as provided under this Section 2(e)). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Change in Control Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason unless (i) the Executive provides a Notice of Termination or a supplemental written notice asserting existence of the condition constituting Change in Control Good Reason within 60 days following the initial existence of the condition, (ii) the Company shall have 60 days from the date of receiving such notice to remedy the condition (the “Cure Period”), and (iii) if the Company fails to remedy the condition during the Cure Period, the Executive terminates employment no later than 60 days after the end of the Cure Period.

(f)            Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, by the Executive for Good Reason during the Employment Period, or by the Executive for Change in Control Good Reason during the Change in Control Employment Period, the date of receipt of the Notice of Termination or any later date specified therein or otherwise required by Section 2(e) above, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability or by the Executive other than for Good Reason or Change in Control Good Reason, the Date of Termination shall be the date on which the Company or the Executive, as the case may be, notifies the other of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(g)           Release. In order to receive any of the payments or benefits set forth in Section 3 of this Agreement, the Executive must sign (and not revoke) a release of claims in favor of the Company on a form that is satisfactory to the Company within 45 days of the Date of Termination.

(h)           Resignation from all Positions. Effective as of the Date of Termination, the Executive shall resign from all positions the Executive then holds with the Company and its Subsidiaries and affiliates (including, without limitation, as an employee, officer, director or board committee member of the Company and its Subsidiaries and affiliates) and the Company shall take any actions to effect such resignation.

SECTION 3.         OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)            Termination Other Than for Death or Disability During the Change in Control Employment Period (i) Other Than for Cause or (ii) for Change in Control Good Reason. If, during the Change in Control Employment Period, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate employment for Change in Control Good Reason (and the Executive’s employment is not terminated by reason of death or Disability):

(i)            The Company shall pay to the Executive the aggregate of the following amounts:

(A)            the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Target Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Bonus”) and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(B)            the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Bonus.

Subject to Section 10(c), the payments described in this Section 3(a)(i) shall be paid to the Executive in a lump sum payment within 60 days after the Date of Termination.

(ii)           For 24 months after the Executive’s Date of Termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue Welfare Benefits to the Executive and/or the Executive’s family; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Notwithstanding the foregoing, if and to the extent providing such continued Welfare Benefits would result in imposition on the Company of the tax under Section 4980D of the Code or otherwise violate applicable law, the Company shall provide cash payments to the Executive sufficient, on an after-tax basis, to enable the Executive to purchase the affected coverage;

(iii)          All options acquired under the Company’s Stock Plans or agreement with the Company that have not vested in accordance with the terms and conditions of the grant, award or purchase, shall become 100% vested and all options shall continue to be exercisable for 12 months following the Date of Termination; all Performance Shares and PSUs shall be treated in accordance with the terms of the award agreement evidencing such grant; and all RSUs shall become 100% vested and the shares of common stock of the Company shall be delivered to the Executive within 60 days after the Date of Termination;

(iv)          The Company shall, at its sole expense as incurred, provide the Executive with outplacement services for a period of 12 months following the Date of Termination, the scope and provider of which shall be selected by the Company (the “Outplacement Benefits”); and

(v)           To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)           Termination Other Than for Death or Disability During the Employment Period (i) Other Than for Cause or (ii) for Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate employment for Good Reason (and the Executive’s employment is not terminated by reason of death or Disability):

(i)            The Company shall pay to the Executive the aggregate of the following amounts:

(A)            The Accrued Obligations; provided that the Pro-Rata Bonus shall be measured based on actual performance through the end of the fiscal year; and

(B)            the amount equal to the product of (1) 1.5 and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Bonus.

Subject to Section 10(c), the Accrued Obligations (other than the Pro-Rata Bonus) shall be paid to the Executive in a lump sum payment within 60 days after the Date of Termination, the Pro-Rata Bonus shall be paid on the date such bonus is paid to similarly situated employees of the Company and the payments described in Section 3(b)(i)(B) shall be paid in equal installments over 18 months following the Date of Termination starting 60 days after the Date of Termination.

(ii)           For 18 months after the Executive’s Date of Termination, if the Executive properly elects to continue the Company’s group health plan coverage as is the Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the portion of the COBRA premiums for Executive and/or the Executive’s family equal to the percentage share of medical premiums the Company paid for the Executive and/or the Executive’s family prior to the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Notwithstanding the foregoing, if and to the extent providing such COBRA premium payments would result in imposition on the Company of the tax under Section 4980D of the Code or otherwise violate applicable law, the Company shall provide cash payments to the Executive sufficient, on an after-tax basis, to enable the Executive to purchase the affected coverage;

(iii)          An additional portion of options acquired under the Company’s Stock Plans or agreement with the Company that have not vested in accordance with the terms and conditions of the grant, award or purchase, shall become vested equal to the amount of vesting that would have occurred if the Executive had continued working for the Company for an additional 18 months after the Date of Termination and all options shall continue to be exercisable for 180 days following the Date of Termination; and an additional portion of the RSUs granted pursuant to Section 3 of the Offer Letter that have not vested in accordance with the terms and conditions of such grant shall become vested equal to the amount of vesting that would have occurred if the Executive had continued working for the Company for an additional 18 months after the Date of Termination and the shares of common stock of the Company shall be delivered to the Executive within 60 days after the Date of Termination; and an additional portion of the Performance Vested RSUs granted pursuant to Section 4 of the Offer Letter that have not vested in accordance with the terms and conditions of such grant shall become vested equal to the 100% of the amount of vesting that would have occurred if the Executive had continued working for the Company for an additional 120 days after the Date of Termination; and

(iv)          The Company shall provide to the Executive the Outplacement Benefits and the Other Benefits.

(c)            Termination for Cause. If the Executive’s employment shall be terminated for Cause during the Employment Period or the Change in Control Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Executive’s Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, including vested RSUs, and (z) Other Benefits, in each case to the extent theretofore unpaid. In such case, all amounts due and owing to the Executive pursuant to this Section 3(c) shall be paid to the Executive in a lump sum in cash or, in the case of RSUs, in shares of common stock of the Company, within 30 days of the Date of Termination.

(d)            Voluntary Termination. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, or during the Change in Control Employment Period, other than for Change in Control Good Reason, this Agreement shall terminate without further obligations to the Executive other than for Accrued Obligations and the timely payment or provision of Other Benefits; provided that if such termination occurs during the Employment Period, the Executive shall not receive a prorated Target Bonus. In such case, all amounts due and owing to the Executive pursuant to this Section 3(d) shall be paid to the Executive in a lump sum in cash or, in the case of RSUs, in shares of common stock of the Company, within 30 days of the Date of Termination. Notwithstanding the foregoing, in the event of the Executive’s Retirement,

(i)            The Executive shall be entitled to continued vesting in all of his outstanding unvested awards that are granted after July 15, 2030 and before December 31, 2035 (or such later date after December 31, 2035 as shall have been mutually agreed upon by Executive and the Company through amendment of this Agreement) under the Company’s Amended and Restated 2010 Stock Incentive Plan and any other stock based incentive plan of the Company (including but not limited to stock option, restricted stock unit and performance share awards), with such awards to become vested, exercisable and/or payable at the same time or times and under the same conditions as are provided in the applicable award agreements as if the Executive continued to be employed by the Company following the date of his Retirement; and

(ii)           Any outstanding stock option awards that are granted after July 15, 2030 and before December 31, 2035 (or such later date after December 31, 2035 as shall have been mutually agreed upon by Executive and the Company through amendment of this Agreement) and that are either vested as of the date of the Executive’s Retirement or become vested after such date pursuant to clause (i) above shall be exercisable at any time during the remainder of the original term of the stock options as set forth in the applicable award agreements; provided, however, that the benefits under clauses (i) and (ii) of this sentence shall be subject in each case to the Executive’s continued compliance after his Retirement with the covenants in Section 7 of this Agreement.

(e)            Death or Disability. If the Executive’s employment is terminated during the Employment Period or the Change in Control Employment Period due to the death or Disability of the Executive, this Agreement shall terminate without further obligations to the Executive other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all amounts due and owing to the Executive or the Executive’s estate, as the case may be, pursuant to this Section 3(e) shall be paid to the Executive or the Executive’s estate in a lump sum in cash within 30 days of the receipt by the Company of written notice of the Executive’s death from the executor of the Executive’s estate or the Disability Effective Date.

SECTION 4.         SECTION 280G.

(a)            Basic Rule. Notwithstanding anything in this Agreement to the contrary, in the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment or distribution of any type to or for the benefit of the Executive by the Company under this Agreement or any other plan of or agreement with the Company (each, a “Payment”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax) than if the Executive received the entire amount of such Payments. The determination of which of the Payments are to be reduced shall be made in a manner consistent with the provisions of Section 4(b).

(b)           Reduction of Payments. If the Auditors determine that any Payments would be subject to the Excise Tax, which calculation shall occur at the time of the Change in Control, then the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof and of any reduction in Payments needed to comply with Section 4(a), and the Executive may then elect, in the Executive’s sole discretion, which and how much of such Payments shall be eliminated or reduced and shall advise the Company in writing of the Executive’s election within 10 days of receipt of notice. If no such election is made by the Executive within such 10-day period, then the Company may decide which and how much of such Payments shall be eliminated or reduced in order to comply with Section 4(a) and shall notify the Executive promptly of such decision. For purposes of this Section 4, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 4 shall be binding upon the Company and the Executive and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay or transfer to or for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement.

(c)            Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the maximum amount permitted to be paid under Section 4(a). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Executive which he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent that such payment would not reduce the Company’s Federal income tax liability under section 280G of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

(d)           Waiver of Limitation. At any time, and in its sole discretion, the Company’s Compensation Committee of the Board may elect to waive, in whole or in part, the reduction of a Payment to be made pursuant to this Agreement, notwithstanding the determination that such Payment will be nondeductible by the Company for federal income tax purposes because of section 280G of the Code.

(e)            Related Corporations. For purposes of this Section 4, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

SECTION 5.         NON-EXCLUSIVITY OF RIGHTS.

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 9(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

SECTION 6.         FULL SETTLEMENT.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others (other than pursuant to Section 7(d) of this Agreement). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. In the event of any contest or dispute about the provisions of this Agreement that arises prior to a Change in Control, the Company agrees to reimburse, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of such contest to the extent the Executive substantially prevails in such contest. In the event of any contest or dispute about the provisions of this Agreement that arises after a Change in Control, the Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of such contest (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in section 7872(f)(2)(A) of the Code; provided that, if it is ultimately determined that such contest is brought by the Executive in bad faith, then the Executive shall repay any such payments made to the Executive.

SECTION 7.         COVENANTS.

(a)            The Executive represents and warrants to the Company that the performance of the Executive’s duties will not violate any agreements with or trade secrets of any other person or entity or previous employers, including, without limitation, agreements containing provisions against solicitation or competition. The Executive has provided the Company with a copy of any agreements that could restrict the Executive’s activities in the course of the Executive’s employment with the Company. The Executive represents and warrants to the Company that there is no other agreement that could restrict his activities in the course of his employment with the Company, it being understood that the Executive may execute any document re-affirming Executive’s confidentiality obligations to any prior employer. The Company’s offer of employment is based on the accuracy of the Executive’s representation and warranty and a violation of this Section 7(a) shall be grounds for termination with Cause.

(b)           During the Executive’s employment with the Company and for two (2) years after the termination of the Executive’s employment for any reason, the Executive agrees that, without the prior express written consent of the Company, the Executive shall not, anywhere in the world, for his own benefit or for, with or through any other person, firm, partnership, corporation or other entity or individual (other than the Company or its affiliates) as or in the capacity of an owner, shareholder, employee, consultant, director, officer, trustee, partner, agent, independent contractor and/or in any other representative capacity or otherwise:

(i)            personally (or personally direct another to) solicit or hire (A) any employee of the Company or its affiliates at the time of such solicitation or hiring or (B) any former employee of the Company or its affiliates who had such relationship within six (6) months prior to the date of such solicitation or hiring, including but not limited to attempting to induce any such employee of the Company or its affiliates to leave the employ of the Company; or

(ii)           personally (or personally direct another to) disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, owners or employees, either orally or in writing; provided, that the Executive may confer in confidence with his legal representatives and make truthful statements as required by law. Neither the Company nor its officers or directors will disparage the Executive; provided that it or they may confer in confidence with their respective legal representatives and make truthful statements as required by law.

For purposes of this Section 7(b), the term “solicit” means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action.

(c)           The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. The Executive also agrees to comply with the terms set forth in the Confidential Information and Invention Assignment Agreement.

(d)           If at any time prior to the date that is 365 days after the Executive’s Date of Termination, the Executive breaches any provision of Sections 7(a), 7(b) or 7(c) of this Agreement in more than a minor, de minimis or trivial manner, then (i) the Executive shall forfeit all of his unexercised Company stock options or stock appreciation rights, unvested Company restricted stock, unvested Company restricted stock units (including unvested RSUs) and unvested Performance Shares, and (ii) the gain or income realized within the twenty-four (24) months prior to such breach from (A) the exercise of any Company stock options or stock appreciation rights, (B) the vesting of any Company restricted stock or other Company equity based awards, (C) the vesting and settlement of any Performance Shares, or (D) the vesting of restricted stock units, by the Executive from such event shall be paid by the Executive to the Company upon notice from the Company (for purposes of this Section 7(d), the exercise of incentive stock options and the vesting of restricted stock units shall be treated as a realization event). Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of such event, and without regard to any subsequent change in the Fair Market Value (as defined below) of a share of Company common stock. The Company shall have the right to offset such gain against any amounts otherwise owed to the Executive by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement); provided this will not apply to “nonqualified deferred compensation” to the extent that would violate Section 409A rules. For purposes of this Section 7(d), the “Fair Market Value” of a share of Company common stock on any date shall be (i) the closing sale price per share of Company common stock during normal trading hours on the national securities exchange on which the Company common stock is principally traded for such date or the last preceding date on which there was a sale of such Company common stock on such exchange or (ii) if the shares of Company common stock are then traded on any over-the-counter market, the average of the closing bid and asked prices for the shares of Company common stock during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Company common stock in such market, or (iii) if the shares of Company common stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Compensation Committee shall determine in good faith. Notwithstanding the foregoing, this Section 7(d) shall not apply in the event that after a Change in Control the Executive’s employment with the Company is terminated either (i) by the Company without Cause or (ii) by the Executive for Change in Control Good Reason.

(e)           Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 7.

(f)            The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Executive breaches or threaten to breach any of the provisions of this Section 7. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 7, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 7, raise the defense that the Company has an adequate remedy at law.

(g)           The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(h)           The parties acknowledge that the Offer Letter and this Agreement would not have been entered into and the benefits described herein and therein would not have been promised in the absence of the Executive’s promises under this Section 7.

SECTION 8.         SUCCESSORS.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the relevant Business Unit to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or such Business Unit would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

SECTION 9.         MISCELLANEOUS.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

at the Executive’s current address as shown on the records of the Company.

If to the Company:

Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)            The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)            The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 2(c) or Change in Control Good Reason pursuant to Section 2(d) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Change in Control, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time, in which case the Executive shall have no further rights under this Agreement except as expressly set forth in Section 3 hereof. This Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (provided that it shall not supersede the Company’s obligations in the Offer Letter or the Executive’s obligations under the Confidential Information and Invention Assignment Agreement).

(g)           The Executive will be covered under the Company’s standard Indemnification Agreement and by the Company’s D&O Insurance Policy to the same extent as are any other active officers of the Company.

(h)           Should any disputes, claims, complaints, or causes of action occur between Executive and the Company (the “Parties”) which arise out of, are related to, or connected with, either or directly or indirectly, the interpretation, application, or alleged violation of this Agreement, or which arise out of any other professional, personal or business dealings or relationships between the Parties, they shall all be resolved in arbitration in accordance with the rules and procedures of JAMS (Judicial Arbitration and Mediation Services), New York Times Building, 620 8th Avenue, New York, NY 10018 (212-751-2700). The Parties voluntarily and knowingly acknowledge their understanding that under this provision for arbitration they are waiving (i.e., giving up) their right to bring a law suit in a court of law and to have a judge and a trial by jury to resolve any of these claims/disputes/causes of action between them. If any arbitration is brought by any Party under this Agreement and under the Offer Letter, then both arbitrations shall be consolidated into one and shall be heard by one arbitrator in a single arbitration proceeding. Any arbitration proceeding shall be held in Wilmington, Delaware. Any decision as to the scope and nature of Executive’s duties shall be made by the Board, in its sole discretion, and shall not be subject to any dispute resolution.

SECTION 10.       CODE SECTION 409A COMPLIANCE.

(a)           To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Code (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(b)           Notwithstanding anything in this Agreement or elsewhere to the contrary, for purposes of determining the payment date of any amounts that are treated as nonqualified deferred compensation under Section 409A of the Code that become payable under this Agreement in connection with a termination of employment, the Date of Termination shall be the date on which the Executive has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Code section 409A.

(c)           Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Company reasonably determines that (A) the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the Executive’s Date of Termination and (B) commencement of any payments or other benefits payable under this Agreement in connection with the Executive’s separation from service, including without limitation, payment of any of the payments on the scheduled payment dates specified in Section 3, will subject the Executive to an “additional tax” under Section 409A(a)(1)(B) (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “Section 409A Tax”), then the Company shall withhold payment of any such payments or benefits until the first business day of the seventh month following the date of the Executive’s Date of Termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). In the event that this Section 10(c) requires any payments to be withheld, such withheld payments shall be accumulated and paid in a single lump sum, with interest at the applicable federal rate provided in section 7872(f)(2) of the Code, on the Delayed Payment Date.

(d)           In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Executive within a designated period (e.g., within 30 days after the Date of Termination) and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and the Executive shall have no right to designate the year in which the payment shall be made.

(e)           The Company and the Executive may agree to take other actions to avoid the imposition of a Section 409A Tax at such time and in such manner as permitted under Section 409A.

This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement.

(Signature Page for Employment Agreement)

IN WITNESS WHEREOF, the Executive and the Company, through its duly authorized Officer, have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ William J. Meury

COMPANY

/s/ Julian C. Baker
By: Julian C. Baker
Lead Independent Director of the Board of Directors